                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): January 26, 1999

                                 Atlas Air, Inc.
             (Exact name of registrant as specified in its charter)

         Delaware                    0-25732                      84-1207329
(State or other jurisdiction       (Commission                  (IRS Employer
     of incorporation)             File Number)              Identification No.)

                       538 Commons Drive, Golden, CO      80401
               (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:(303) 526-5050

          (Former name or former address, if changed since last report)
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                                      -2-


ITEM 5. OTHER EVENTS.

             On January 26, 1999, Atlas Air, Inc. ("we", "us", the "Company" or "Atlas Air", as appropriate) reported preliminary unaudited net income for the three months ended December 31, 1998 of $18.1 million, or $.53 per fully diluted share, adjusted for the 3-for-2 stock split previously announced by Atlas Air for shareholders of record on January 25, 1999. This was equivalent to $.80 per fully diluted share before consideration of the stock split. Operating income for the three months ended December 31, 1998 was $47.1 million and revenues were $145.5 million.

             Net income for the fourth quarter of 1997 was $9.1 million, or $.27 per fully diluted share, adjusted for the stock split. Operating income for the three months ended December 31, 1997 was $27.8 million, and revenues were $120.9 million. Fourth quarter revenue, operating income and pre-tax income for 1998 each improved by approximately 20%, 69% and 100%, respectively, compared to the same period in 1997. The Company operated 25,134 block hours for the three months ended December 31, 1998 compared to 22,333 for the same period in 1997, an increase of approximately 12%.

             Atlas Air reported that preliminary unaudited net income for the full year 1998 was $46.2 million, or $1.37 per fully diluted share, adjusted for the stock split. This was equivalent to $2.05 per fully diluted share before consideration of the stock split. In 1997 net income was $23.4 million, or $.69 per fully diluted share, adjusted for the stock split. Operating income for full-year 1998 was $135.8 million as compared to $83.1 million in operating income for full-year 1997, excluding non-recurring charges and extraordinary items. Revenues for full-year 1998 increased approximately 5%, to $422.2 million from $401.0 million for the prior year. Atlas Air's 1998 year-end results reflected an approximately 63% increase in operating income and approximately 97% increase in net income compared to 1997's results. The
Company operated 76,276 block hours for the year ended December 31, 1998 compared to 75,254 for the same period in 1997.
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                                      -3-


             On February 4, 1999, Atlas Air intends to file with the Securities and Exchange Commission (the "SEC") a universal shelf registration statement on Form S-3 (the "Shelf Registration") to allow for it to offer up to $650,000,000 in debt, pass through certificate and/or equity securities at various times. Proceeds from offerings under the Shelf Registration will be primarily for general corporate purposes, which may include financing the acquisition of 747-400 aircraft. The debt, pass through certificate and/or equity securities registered under the Shelf Registration may be offered and sold by us on a continuous or delayed basis. The amount and timing of the sales will depend on market conditions. This does not constitute an offering to sell securities, which can be made only by means of a prospectus.

             This filing is being made for the purpose of updating the description of the Company's business and the risk factors, which information will be incorporated by reference in our Shelf Registration. This information should be read in conjunction with the other information set forth and incorporated by reference in our Shelf Registration, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, and other documents subsequently filed by the Company pursuant to Sections 13 or 14(d) of the Exchange Act.

             Some of the information contained herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934. Such statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. The risk factors noted herein could cause our actual results to differ materially from those contained in any forward-looking statement.

                                  RISK FACTORS

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT

     We are highly leveraged. Our high degree of leverage could have important consequences to prospective investors, including the following:

     - our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be diminished in the future;

     - a substantial portion of our cash flow from operations will be required for the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for our operations and other purposes;

     - we may be substantially more leveraged than some of our competitors, which may place us at a competitive disadvantage; and

     - our substantial degree of leverage may hinder our ability to adjust rapidly to changing market conditions and could make us more vulnerable in the event of a downturn in our business or general economic conditions.

     Our ability to make scheduled payments of the principal of, or to pay interest on, or to refinance, our indebtedness and to make scheduled payments under our lease obligations depends on our future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond our control. There can be no assurance, however, that our business will continue to generate sufficient cash flow from operations in the future to service our debt. If unable to do so, we may be required to refinance all or a portion of our existing debt to sell assets or to obtain additional financing. There can be no assurance that any such refinancing or that any such sale of assets or additional financing would be possible on reasonably favorable terms.

AVAILABILITY OF 747-400 AIRCRAFT FINANCING; DELIVERY DELAYS

     On June 9, 1997, we entered into an agreement with Boeing to purchase 10 new 747-400 freighter aircraft to be powered by engines acquired from GE, with options to purchase up to 10 additional 747-400 aircraft. The aggregate value of the 10 747-400 aircraft, four installed engines per aircraft and five spare engines, based on list prices, is approximately $1.7 billion. In February 1998, we completed an offering of $538.9 million of enhanced equipment trust certificates (the "EETCs"), the proceeds of which were used to finance a portion of the acquisition cost of the first five 747-400 aircraft which were delivered during the period July 1998 through December 1998. While we currently anticipate that we will be able to obtain the necessary financing on a timely basis to pay the total purchase price for the remaining 747-400 freighter aircraft to be acquired, there can be no assurance that we will be able to obtain sufficient financing or, if such financing is available, that it will be available on commercially reasonable terms. A recent decision of the United States District Court for the District of Colorado (the state in which our headquarters are located) raises questions concerning the ability of lenders and lessors under certain types of aircraft equipment financing arrangements to exercise special remedies under bankruptcy law against a bankrupt air carrier, which decision if not reversed or modified could increase the cost of our future aircraft financing arrangements. If we are unable to obtain sufficient financing, we could be required to modify our expansion plans, incur higher than anticipated financing costs or incur various penalty payments under the Boeing Purchase Agreement, which could have a material adverse effect on the Company.

     Due to production problems at Boeing, some of the 1998 delivery positions of the 747-400 aircraft were delayed. We were compensated for these delays. In addition, Boeing has agreed to compensate us for future delays, if any, in deliveries of the 747-400 aircraft pursuant to the Boeing Purchase Agreement. Any delays in future deliveries of the 747-400 aircraft could adversely impact our ability to initiate service with existing and prospective customers in a timely fashion.

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

     Certain of our debt instruments limit our ability to undertake certain transactions. These debt instruments restrict our ability to:

     - incur additional indebtedness;

     - incur liens, pay dividends or make other restricted payments;

     - consummate asset sales;

     - enter into certain transactions with affiliates;

     - impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to us;

     - merge or consolidate with any other person; or

     - sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.

In addition, certain of our other debt instruments contain other more restrictive financial and operating covenants. Our ability to meet such financial ratios and tests may be affected by events beyond our control. There can be no assurance that we will meet such tests. A breach of any of these covenants could result in a default under certain debt instruments. Upon the occurrence of an event of default under the various debt instruments, the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If we are unable to repay those amounts, such lenders could proceed against the collateral granted to them to secure that indebtedness. If such lenders accelerate the payment of such indebtedness, there can be no assurance that our assets would be sufficient to repay in full such indebtedness and our other indebtedness.

COMPETITION

     The market for air cargo services is highly competitive. A number of airlines, including Lufthansa Cargo AG, currently provide services for themselves and for others, similar to the services we offer and new airlines may be formed that would also compete with us. Such airlines may have substantially greater financial resources than we do. In addition, certain retail air freight companies, such as Evergreen International and Kitty Hawk, compete with us on a limited, indirect basis, generally outside of the ACMI Contract operating structure. We believe that the most important elements for competition in the air cargo business are the range, payload and cubic capacities of the aircraft and the price, flexibility, quality and reliability of the cargo transportation service. Our ability to achieve our strategic plan depends upon our success in convincing major international airlines that outsourcing some portion of their air cargo business remains more cost-effective than undertaking cargo operations with their own incremental capacity and resources and upon our ability to continue to obtain higher ACMI Contract rates in connection with the 747-400 aircraft compared to those currently obtained in connection with existing 747-200 aircraft.

DEPENDENCE ON SIGNIFICANT CUSTOMERS; GEOGRAPHIC CONCENTRATION

     In 1998, China Airlines, LAS and Fast Air accounted for approximately 33%, 10% and 9%, respectively, of our total operating revenues. We believe that our relationships with our customers are mutually satisfactory, as evidenced by the fact that we have renewed and, in certain cases, added a significant number of ACMI Contracts with our existing customers. However, there can be no assurance that any of our ACMI Contracts will be renewed upon their expiration. The scheduled termination dates for the current ACMI Contracts range from 1999 to 2003. See "Business -- ACMI Contracts." The failure to renew any of our ACMI Contracts, or the renewal of any of our ACMI Contracts on less favorable terms, could have a material adverse effect on the Company. Additionally, we have concentrated a significant percentage of our resources in routes between the United States and Asia and the Pacific Rim and between Europe and Asia and the Pacific Rim. Any economic decline or any military or political disturbance in these areas of the world might prevent or interfere with our ability to provide service to our Asian and Pacific Rim destinations and could have a material adverse effect on the Company. We have not experienced any adverse impact on our business as a result of the current
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                                     -6-


economic and political turmoil in Asia; however, there can be no assurance that continuation of the economic and political turmoil in Asia will not have an adverse impact on air cargo market growth generally, which could adversely affect our ability to obtain new ACMI Contracts or to renew existing ACMI Contracts.

OPERATIONS DEPENDENT UPON LIMITED FLEET

     Each of our aircraft is typically dedicated to the service of one or more ACMI Contracts. Although we typically utilize spare aircraft, in the event one or more of our aircraft were to be lost or out of service for an extended period of time, we may have difficulty fulfilling our obligations under one or more of our ACMI Contracts. While we believe that our insurance coverage is sufficient to cover the replacement cost of an aircraft, there can be no assurance that suitable replacement aircraft could be located or that, if located, we could contract for the services of such an aircraft without undertaking substantial costs. While we carry aircraft hull physical damage and third party liability insurance, any extended interruption of our operations due to the loss of an aircraft could have a material adverse effect on the Company.

UTILIZATION OF FUTURE AIRCRAFT

     We have not yet obtained long-term ACMI Contracts to be serviced by the five 747-400 aircraft scheduled to be delivered in 1999 and 2000. See
"-- Availability of 747-400 Aircraft Financing; Delivery Delays." The failure to generate adequate revenue from new aircraft pending the entering into of ACMI Contracts, or the failure to secure ACMI Contracts for such aircraft as well as the aircraft currently in service in our fleet, could have a material adverse effect on the Company. See "Business -- Aircraft."

AGING AIRCRAFT

     Our fleet currently includes 23 Boeing 747-200 aircraft in service, all of which were manufactured between 1974 and 1986. Manufacturer Service Bulletins and the Federal Aviation Administration's ("FAA") Airworthiness Directives issued under its "Aging Aircraft" program cause Boeing 747-200 aircraft operators to be subject to extensive aircraft examinations and require Boeing 747-200 aircraft to undergo structural inspections and modifications to address problems of corrosion and structural fatigue at specified times. For instance, in November 1994, Boeing issued Nacelle Strut Modification Service Bulletins which have been converted into Directives by the FAA. Nine of our Boeing 747-200 aircraft will have to be brought into compliance with such Directives by March 2000 at an estimated aggregate cost of approximately $4.5 million. Other Directives have been issued that require inspections and minor modifications to Boeing 747-200 aircraft. It is possible that additional Service Bulletins or Directives applicable to the types of aircraft or engines included in our fleet could be issued in the future. The cost of compliance with Directives and of following Service Bulletins cannot currently be estimated, but could be substantial.

EMPLOYEE RELATIONS

     We believe we operate with lower incremental personnel costs than many established international airlines and cargo carriers, principally due to the flexibility and high productivity of our workforce, arising in part as a result of our emphasis on providing financial incentives to our personnel that are focused on our financial performance rather than on base wages. Our employees are not currently subject to a collective bargaining agreement; however, many airline industry employees are subject to such agreements and our employees have been solicited from time to time by union representatives seeking to organize them. The most recent solicitation having resulted in our pilots rejecting representation by the Air Line Pilots Association ("ALPA") on January 27, 1998. On February 2, 1999, we were notified by the National Mediation Board ("NMB") that an application has been filed by the International Brotherhood of Teamsters ("IBT") and ALPA requesting authority to ballot Atlas' crew members to determine if they wish to be represented by a third party. The filing of this application requires the NMB to verify the authenticity of the union authorization cards presented by both IBT and ALPA to determine if a representation election should take place. There can be no assurance that our employees will not become subject to a collective bargaining agreement and the extent to which, if any, such collective bargaining agreement may adversely impact our operations or cost structure.

REGULATORY MATTERS

     Under the Federal Aviation Act of 1958, as amended and recodified at 49 U.S.C. Subtitle VII (the "Aviation Act"), the Department of Transportation ("DOT") and the FAA exercise regulatory authority over the Company. We have obtained the necessary authority to conduct flight operations, including a Certificate of Public Convenience and Necessity (a "CPCN") from the DOT and an Air Carrier Operating Certificate from the FAA; however, the continuation of such authority is subject to our continued compliance with applicable statutes, rules and regulations pertaining to the airline industry, including any new rules and regulations that may be adopted in the future. All air carriers are subject to the strict scrutiny and inspection by FAA officials and to the imposition of new regulatory requirements that can negatively affect their operations. FAA approval is required for each of our long-term ACMI Contracts and DOT approval is required for each of our long-term ACMI Contracts with foreign air carriers. In addition, FAA approval is required for each of our short-term seasonal ACMI Contracts. In order to provide service to foreign points, we must also obtain permission for such operations from the applicable foreign governments and certain airport authorities. See "Business -- Governmental Regulation." In addition, DOT regulates the transportation of hazardous materials by air cargo carriers. Although customers are required to label shipments that contain hazardous materials, customers may not inform us when their cargo includes hazardous materials. Although we have never had such an incident, the transportation of unmanifested hazardous materials could result in fines, penalties, banning hazardous materials from our aircraft for a period of time, possible damage to our aircraft or other liability. On December 3, 1998, the FAA issued a Directive ordering Boeing 747 operators to change fuel pump procedures immediately to prevent dry operation that could result in ignition of the center fuel or horizontal stabilizer tanks. Compliance with this Directive may adversely impact our customers' operating costs and schedules.

CONTROL BY PRINCIPAL STOCKHOLDER

     As of December 31, 1998 Michael A. Chowdry, the founder, Chief Executive Officer, President and Chairman of the Board of Directors of the Company, beneficially owned approximately 59.2% of our outstanding common stock. As a result, Mr. Chowdry is able to direct and control our policies, including the election of directors, mergers, sales of assets and other such transactions.

DEPENDENCE UPON KEY MANAGEMENT PERSONNEL

     We believe that our success in acquiring ACMI Contracts and managing our operations will depend substantially upon the continued services of many of our present executive officers. The loss of the services of any of such persons could have a material adverse effect on the Company. We have employment agreements with such officers, which are generally terminable at any time by either party.

SEASONALITY OF CUSTOMERS' CARGO OPERATIONS

     The cargo operations of our airline customers are seasonal in nature, with peak activity traditionally in the second half of the year, and with a significant decline occurring in the first quarter. As a result, our revenues typically decline in the first quarter of the year as our minimum contractual aircraft utilization level temporarily decreases. Our ACMI Contracts typically allow our customers to cancel a maximum of 5% of the guaranteed hours of aircraft utilization over the course of a year. Our customers most often exercise such cancellation options early in the first quarter of the year, when the demand for air cargo capacity has been historically low or following the seasonal holiday peak in the latter part of the fourth quarter.
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                                     -8-


                                    BUSINESS

OVERVIEW

     We are the world's largest air cargo outsourcer, with an all Boeing fleet of 747 freighter aircraft that comply with Stage 3 FAA noise regulations. We provide reliable airport-to-airport cargo transportation services throughout the world to major international air carriers generally under three- to five-year fixed-rate U.S. dollar denominated contracts which typically require that we supply aircraft, crew, maintenance and insurance. Our customers currently include China Airlines, British Airways, SAS, Emirates, Thai Airways, Fast Air, LAS, Cargolux, Alitalia, Iberia, El Al and FedEx. We provide efficient, cost effective service to our customers primarily as a result of our productive work force, the outsourcing of a significant part of our regular maintenance work on a long-term, fixed-cost contractual basis and the advantageous cost economies realized in the operation of our fleet, comprised solely of Boeing 747 aircraft which are configured for service in long-haul cargo operations.

747-400 AIRCRAFT ACQUISITION


     In June 1997, we entered into the Boeing Purchase Agreement to purchase 10 new 747-400 freighter aircraft to be powered by GE engines. We acquired and placed into service five of the 747-400 aircraft in the second half of 1998. Due to production problems at Boeing, some of the 1998 delivery positions of the 747-400 aircraft were delayed. We were compensated for these delays. In addition, Boeing has agreed to compensate us for future delays, if any, in deliveries of the 747-400 aircraft pursuant to the Boeing Purchase Agreement. Any delays in future deliveries of the 747-400 aircraft could adversely impact our ability to initiate service with existing and prospective customers in a timely fashion. The Boeing Purchase Agreement also provides us with options to purchase up to 10 additional 747-400 freighter aircraft for delivery from 2000 through 2002. As a result of our being the largest purchaser of 747-400 freighter aircraft to date, we were able to negotiate from Boeing and GE a significant discount off the aggregate list price of $1.7 billion for the 10 747-400 freighter aircraft, four installed engines per aircraft and five spare engines. In addition, we obtained certain ancillary products and services at advantageous prices.

ACMI CONTRACTS

     The Company's ACMI Contracts, which accounted for approximately 94% of our total operating revenues in 1998, typically allow our customers to guarantee monthly minimum aircraft utilization levels at fixed hourly rates and are typically in force for periods of three to five years, subject in certain limited cases to early termination provisions. These contracts typically require us to supply aircraft, crew, maintenance and insurance, while customers bear all other operating expenses, including:

     - fuel and fuel servicing;

     - marketing costs associated with obtaining cargo;

     - airport cargo handling;

     - landing fees;

     - ground handling, aircraft push-back and de-icing services; and

     - specific cargo and mail insurance.

These contracts, therefore, minimize the load factor and yield risk traditionally associated with the air cargo business. The ACMI Contracts typically require minimum air freight capacity to be provided to our customers. All of our revenues, and most of our costs, are in U.S. dollars, thus avoiding currency risks normally associated with doing business primarily overseas.

     At December 31, 1998, the Company operated under twenty-seven ACMI Contracts with twelve customers. In most cases, one aircraft is dedicated under each contract. China Airlines, LAS and Fast Air accounted for approximately 33%, 10% and 9% of the our total revenues, respectively, for the year ended December 31, 1998. In addition, we have also operated short-term, seasonal ACMI Contracts with Kitty Hawk and anticipate doing so in the future.

     Some of our ACMI Contracts allow our customers to cancel up to a maximum of approximately 5% of the guaranteed hours of aircraft utilization over the course of a year. Our customers most often exercise such cancellation options early in the first quarter or late in the fourth quarter of the year, when the demand for air cargo capacity has been historically lower. We have found that such cancellations provide a timely opportunity for the scheduling of maintenance on our aircraft, to the extent possible. See "-- Maintenance." We believe that our relationships with our customers are mutually satisfactory, as evidenced by the fact that we have renewed and, in certain cases, added a significant number of ACMI Contracts with our existing customers, although there can be no assurance that in the future such contracts will not be canceled in accordance with their terms.

     All of the ACMI Contracts provide that each of our aircraft be deemed to be at all times under our exclusive operating control, possession and direction. They also provide that, in order to service the routes designated by the contract, we obtain the authority from the governments having jurisdiction over the route. See "-- Governmental Regulation." Additionally, if we are required to use the customer's "call sign" in identifying ourself throughout our route, the customer must also have obtained underlying authority from the governments having jurisdiction over the route. Therefore, our route structure is limited to areas in which we can gain access from the appropriate governments.

OTHER FLIGHT OPERATIONS

     To the extent we have available excess aircraft capacity at any time, we will seek to obtain ad hoc charter service contracts, which we believe are generally readily available. In addition, in the past we have provided service to Kitty Hawk pursuant to short-term, seasonal ACMI Contracts during periods of excess aircraft capacity.

AIRCRAFT

     Our utilization of Boeing 747 aircraft provides significant marketing advantages because these aircraft, relative to most other cargo aircraft that are commercially available, have higher maximum payload and cubic capacities, and longer range. The uniformity of our current Boeing 747-200 aircraft fleet allows for standardization in maintenance and crew training, resulting in substantial cost savings in these areas. The new 747-400 aircraft have greater operational capabilities than the 747-200 aircraft and will allow us to maintain our low cost structure despite their higher acquisition cost. The new aircraft's limited maintenance requirements will provide a higher level of operational reliability with lower maintenance costs during the early years of operation, typically for at least five years. In addition, the acquisition of 10 747-400 freighter aircraft will make Atlas the largest operator of this aircraft type to date and will enable us to capitalize on economies of scale from the standardization in maintenance and crew training.

     The following table describes, as of January 15, 1999, our existing fleet and the 747-400 aircraft subject to the Boeing Purchase Agreement.

                                 FLEET PROFILE

                                                NUMBER       AIRCRAFT                       YEAR OF
                                              OF AIRCRAFT      TYPE      OWNED/LEASED     MANUFACTURE
                                              -----------    --------    ------------     -----------
Existing fleet:.............................      22         747-200         Owned(1)      1974-1986(2)
                                                   1         747-200        Leased(3)           1976
                                                   1         747-400         Owned              1998
                                                   4         747-400        Leased(4)           1998
747-400 aircraft on order:(5)...............       4         747-400                            1999
                                                   1         747-400                            2000

---------------

(1) Two aircraft are powered by Pratt & Whitney engines and 20 are powered by GE engines. See "-- Maintenance."

(2) The years of manufacture for these 22 aircraft are as follows: six aircraft in 1979, four aircraft in 1980, two aircraft each in 1976, 1978 and 1981 and one aircraft each in 1974, 1975, 1977, 1984, 1985 and 1986.

(3) The aircraft is leased from a third party under a lease expiring in March 2010 and is powered by GE engines.

(4) These aircraft are leased from third parties under three leases expiring in 2019, and one lease expiring in 2020.

(5) We have agreed to purchase 10 new Boeing 747-400 freighter aircraft, with options to purchase an additional 10 aircraft. The first five aircraft were delivered in July, August, October and December 1998. The remaining five aircraft are scheduled to be delivered as follows: four in 1999 and one in 2000. See "-- 747-400 Aircraft Acquisition." These aircraft will be powered by GE engines. A portion of the financing for the first five aircraft has been secured through the EETCs and lease equity.

     We have been successful in obtaining new customers, or establishing additional arrangements with existing customers, coincident with the delivery of aircraft into the fleet or soon thereafter. However, from time to time, we accept delivery of aircraft that have not been committed to a particular ACMI Contract. These aircraft have been utilized temporarily as replacement aircraft during scheduled and unscheduled maintenance of other aircraft, as well as for ad hoc charter arrangements. Although we intend to have new ACMI Contracts in place upon delivery of aircraft, including the 747-400 aircraft, there can be no assurance that such arrangements will have been made.

     From time to time, we engage in discussions with third parties regarding possible acquisitions of aircraft that could expand our operations. We are in discussions with third parties for the possible acquisition of additional aircraft for delivery in 1999 and beyond.

SALES AND MARKETING

     From our offices in Colorado, New York and Miami, we service our air cargo customers and solicit ACMI Contract business. Our efforts to obtain new ACMI Contract business focus principally on international airlines with established air cargo customers, high operating costs and hub and spoke systems which gather cargo at a particular location and which have the need for long-distance capacity to move such cargo to another distribution point. On occasion, we may utilize independent cargo brokers to obtain new ACMI Contracts. We market our services by guaranteeing our customers a reliable, low-cost dedicated aircraft with the capacity to ensure the efficient linkage of such customers' distribution points without the customers having to purchase and maintain additional aircraft, schedule additional flights and add other resources. We have placed the first five 747-400 aircraft into service and expect to place the remaining 747-400 aircraft into service with both existing and prospective customers whom we believe could benefit from the unique performance capabilities of the 747-400 aircraft such as its longer range, greater payload and increased fuel efficiency.

MAINTENANCE

     Due to the average age of our Boeing 747-200 fleet, it is likely that the aircraft will require greater maintenance than newer aircraft such as the 747-400 aircraft. See "-- Aircraft." Aircraft maintenance includes, among other things, routine daily maintenance, maintenance every six weeks (an "A Check"), significant maintenance work every 18 months (a "C Check") and major maintenance events every five years or 25,000 flight hours, whichever comes later if the aircraft is over the age of 18 years, or every six years or 25,000 flight hours, whichever comes later for aircraft under the age of 18 years, with a maximum interval in either case of nine years (a "D Check"). We attempt to schedule major maintenance on our aircraft in the first quarter of the calendar year, when the demand for air cargo capacity has historically been lower, taking advantage of cancellations of flights by our customers that generally occur most frequently during this period.

     Pursuant to a maintenance contract with KLM (the "Maintenance Contract") in effect until January 2005, a significant part of the regular maintenance (principally C Checks and engine overhauls, excluding D Checks) of certain of our aircraft and their GE engines is undertaken by KLM, primarily at its maintenance base located at Schiphol International Airport in Amsterdam, The Netherlands. KLM supplies engineering and diagnostic testing for each aircraft and its components in compliance with the FAA and other applicable regulations. The Maintenance Contract provides that KLM, subject to certain terms and conditions, will perform repairs and maintenance of our aircraft on the same basis and order of priority as repairs to its own fleet. Such service is provided to us at a cost, for which a large part is a fixed rate per flight hour, subject to a

3.5% annual escalation factor for the first five years. P&W engines are serviced elsewhere, each at a cost based upon the actual time and material necessary for such service. We have entered into a contract with Boeing to re-engine two aircraft in the Company's fleet from Pratt & Whitney engines to GE engines, in order to improve the standardization of our fleet. We have contracted with a third-party to acquire, among other things, the GE engines and parts required for such re-engineing. In addition, we believe that the recent sale of Pratt & Whitney engines coupled with the expected sale of the unused parts associated with the acquisition of the GE engines will not result in any material financial impact as a result of these re-engineing efforts. On a going forward basis, we expect to incur lower maintenance costs related to these two aircraft compared to the costs we have experienced to date. Under the terms of the Maintenance Contract, in the event that we wish to maintain more than 12 of our aircraft under such contract, the terms of the contract are subject to adjustment by KLM. More than twelve of our aircraft are currently subject to the Maintenance Contract.

     In June 1996, we entered into a ten year engine maintenance agreement with GE for the engine maintenance of up to 15 aircraft powered by CF6-50E2 engines at a fixed rate per flight hour, subject to an annual formula increase. The agreement commenced in the third quarter of 1996 with the acceptance of engines associated with aircraft acquired in the third and fourth quarter of 1996. Effective in the year 2000, we have an option to add not less than 40 engines to the program.

     During the initial operating period, the 747-400 aircraft's airframe will be covered under manufacturer's warranties. As a result, we do not expect to incur significant maintenance expense in connection with the 747-400 airframe during the warranty period. In addition, the 747-400 airframe limited maintenance requirements will provide a higher operational reliability with lower maintenance costs during the early years of operation, typically for at least five years. We will incur expenses associated with routine daily maintenance of both the airframe and the engines. In July 1998, we entered into an agreement with Lufthansa Technik by which Lufthansa Technik will provide all required maintenance for our initial order of ten 747-400 aircraft, plus any additional 747-400 aircraft that we purchase pursuant to our option in the Boeing Purchase Contract, on a fixed cost per flight hour basis for ten years, with a provision for the Company to terminate the agreement as of June 2003. In connection with the GE engine purchase agreement, we have also entered into two agreements with GE to provide ongoing maintenance on the 747-400 aircraft engines at a fixed cost per flight hour, subject to an annual formula increase.

     We believe that fixed cost contracts provide the most efficient means of ensuring the continued service of our aircraft fleet and the most reliable way by which to predict our maintenance costs; however, we believe it is more cost effective for routine line maintenance and A Checks to be performed on a time and material basis due to the frequency of such maintenance.

GOVERNMENTAL REGULATION

     Under the Aviation Act, the DOT and the FAA exercise regulatory authority over the Company. The DOT's jurisdiction extends primarily to economic issues related to the air transportation industry, including, among other things:

     - air carrier certification and fitness;

     - insurance;

     - certain leasing arrangements;

     - the authorization of proposed schedule and charter operations;

     - tariffs;

     - consumer protection;

     - unfair methods of competition;

     - unjust discrimination; and

     - deceptive practices.

The FAA's regulatory authority relates primarily to air safety, including aircraft certification and operations, crew licensing/training and maintenance standards.

     To provide air cargo transportation services under long-term contracts with major international airlines, we rely primarily on our worldwide charter authorities. FAA approval is required for each of our long-term ACMI Contracts and DOT approval is required for each of our long-term ACMI Contracts with foreign air carriers. In addition, FAA approval is required for each of our short-term, seasonal ACMI Contracts.

     In order to engage in the air transportation business, we are required to maintain a CPCN from the DOT. Prior to issuing a CPCN, the DOT examines a company's managerial competence, financial resources and plans and compliance disposition in order to determine whether a carrier is fit, willing and able to engage in the transportation services it has proposed to undertake. The DOT also examines whether a carrier conforms with the Aviation Act requirement that the transportation services proposed are consistent with the public convenience and necessity. Among other things, a company holding a CPCN must qualify as a United States citizen, which requires that it be organized under the laws of the United States or a State, Territory or Possession thereof; that its Chief Executive Officer and at least two-thirds of its Board of Directors and other managing officers be United States citizens; that not more than 25% of its voting stock be owned or controlled, directly or indirectly, by foreign nationals; and that it not otherwise be subject to foreign control. The DOT may impose conditions or restrictions on such a CPCN.

     The DOT has issued the Company a CPCN to engage in interstate and overseas air transportation of property and mail, and a CPCN to engage in foreign air transportation of property and mail between the U.S. and Taiwan. Both CPCNs are subject to standard terms, conditions and limitations. By virtue of holding those CPCNs, we possess worldwide charter authorities. We also hold limited-term DOT exemption authority to engage in scheduled air transportation of property and mail between certain points in the U.S., on the one hand, and Hong Kong, Colombia and The Netherlands, on the other hand.

     International air services are generally governed by a network of bilateral civil air transport agreements in which rights are exchanged between governments, which then select and designate air carriers authorized to exercise such rights. These bilateral agreements may be open skies agreements which contain no restrictions or limitations, or they may specify the city-pair markets that may be served; restrict the number of carriers that may be designated; provide for prior approval by one or both governments of the prices the carriers may charge; limit frequencies or the amount of capacity to be offered in the market; and, in various other ways, impose limitations on the operations of air carriers. To obtain authority under a restrictive bilateral agreement, it is often necessary to compete against other carriers in a DOT proceeding. At the conclusion of the proceeding, the DOT awards all route authorizations. The provisions of bilateral agreements pertaining to charter services vary considerably from country to country. Some agreements limit the number of charter flights that carriers of each country may operate. We are subject to various international bilateral air services agreements between the U.S. and the countries to which we provide service. We also operate on behalf of foreign flag air carriers between various foreign points without serving the U.S. These services are subject to the bilateral agreements of the respective governments. Furthermore, these services require FAA approval but not DOT approval. We must obtain permission from the applicable foreign governments to provide service to foreign points.

     We have obtained an operating certificate issued by the FAA pursuant to
Part 121 of the Federal Aviation Regulations. The FAA has jurisdiction over the regulation of flight operations generally, including:

     - the licensing of pilots and maintenance personnel;

     - the establishment of minimum standards for training and retraining;

     - maintenance of technical standards for flight, communications and ground equipment;

     - security programs; and

     - other matters affecting air safety.

In addition, the FAA mandates certain recordkeeping procedures. We must obtain and maintain FAA certificates of airworthiness for all of our aircraft. Our aircraft, flight personnel and flight and emergency procedures are subject to periodic inspections and tests by the FAA. All air carriers operating to, from or within the United States are subject to the strict scrutiny of the FAA to ensure proper compliance with FAA regulations.

     The DOT and the FAA have authority under the Aviation Safety and Noise Abatement Act of 1979, as amended and recodified, and under the Airport Noise and Capacity Act of 1990, to monitor and regulate aircraft engine noise. All of our existing fleet of aircraft comply with Stage 3 Standards -- the highest standard issued by the FAA.

     Under the FAA's Directives issued under its "Aging Aircraft" program, we are subject to extensive aircraft examinations and will be required to undertake structural modifications to our fleet to address the problem of corrosion and structural fatigue. In November 1994, Boeing issued Nacelle Strut Modification Service Bulletins which have been converted into Directives by the FAA. Nine of our Boeing 747-200 aircraft will have to be brought into compliance with such Directives by March 2000 at an estimated total cost of approximately $4.5 million. As part of the FAA's overall aging aircraft program, it has issued Directives requiring certain additional aircraft modifications to be accomplished. We estimate that the modification costs per aircraft will range between $2 million and $3 million. Twelve aircraft in our fleet have already undergone the major portion of such modifications. The remaining eleven aircraft in service will require modification prior to the year 2009. Other Directives have been issued that require inspections and minor modifications to Boeing 747-200 aircraft. The newly manufactured 747-400 freighter aircraft were delivered in compliance with all existing FAA Directives. On December 3, 1998, the FAA issued a Directive ordering Boeing 747 operators to change fuel pump procedures immediately to prevent dry operation that could result in ignition of the center fuel or horizontal stabilizer tanks. Compliance with this Directive may adversely impact our customers' operating costs and schedules. It is possible that additional Directives applicable to the types of aircraft or engines included in our fleet could be issued in the future, the cost of which could be substantial.

     We are also subject to the regulations of the Environmental Protection Agency regarding air quality in the U.S. The aircraft that we operate meet the fuel venting requirements and smoke emissions standards established by the Environmental Protection Agency.

COMPETITION

     The market for air cargo services is highly competitive. A number of airlines, including Lufthansa, currently provide services for themselves and for others similar to the services offered by us, and new airlines may be formed that would also compete with us. Such airlines may have substantially greater financial resources than we do. In addition, certain retail air freight companies, such as Evergreen International and Kitty Hawk, compete with us on a limited, indirect basis, generally outside of the ACMI operating structure. We believe that the most important elements for competition in the air cargo business are the range, payload and cubic capacities of the aircraft and the price, flexibility, quality and reliability of the cargo transportation service. Our ability to achieve our strategic plan depends in part upon our success in convincing major international airlines that outsourcing some portion of their air cargo business remains more cost-effective than undertaking cargo operations with their own incremental capacity and resources and upon our ability to continue to obtain higher ACMI Contract rates in connection with the 747-400 aircraft compared to those currently obtained in connection with existing Boeing 747-200 aircraft. We believe that such higher rates have been and will continue to be obtainable as a result of the unique operating benefits associated with the 747-400 aircraft. These operational benefits include a longer range, greater payload capability and increased fuel efficiency relative to the Boeing 747-200 aircraft.

FUEL

     Although fuel costs are typically the largest operating expense for airlines, we have limited exposure to the fluctuation of fuel costs and disruptions in supply as a result of our ACMI Contracts, which require the customers to provide fuel for the aircraft. However, an increase in fuel costs could reduce our cost advantages because of our older Boeing 747-200 aircraft fleet, which are not as fuel-efficient as newer cargo aircraft such as the 747-400 aircraft. In addition, to the extent we operate scheduled cargo or ad hoc charter services, or position our aircraft, we are responsible for fuel and other costs that are normally borne by the customers under the ACMI Contracts. In 1998, approximately 3% of our block hours represented scheduled cargo, ad hoc charter services or positioning our aircraft for our own account. We may, at times, have excess capacity in which case we may deploy such aircraft in scheduled cargo or ad hoc charter services.

EMPLOYEES

     As of December 31, 1998, we had 890 employees, 507 of whom were air crew members. We have hired and expect to hire additional pilots in 1999 associated with the delivery of additional aircraft, including the 747-400 aircraft. We maintain a comprehensive training program for our pilots in compliance with FAA requirements in which each pilot regularly attends update programs. We believe that our current training program has been sufficiently modified to provide training required for pilots for the 747-400 aircraft. In addition, as part of the Boeing Purchase Agreement, to defray a portion of the costs, Boeing has trained and will train a limited number of our pilots and crew assigned to the 747-400 aircraft. However, we have incurred and will incur incremental costs associated with ongoing training with regard to the 747-400 aircraft.

     We believe that our employees' participation in the growth and profitability of our business is essential to maintain our productivity and low cost structure, and we have therefore established programs for that purpose such as a profit sharing plan, a stock purchase plan, and a Company percentage contribution of the employee deferral contribution to a retirement plan (Internal Revenue Code of 1986, as amended, Section 401(k) plan). Such programs are designed to allow employees to share financially in our success and to augment base salary levels and retirement income. We consider our relations with our employees to be good.

     Our labor relations are covered under Title II of the Railway Labor Act of 1926, as amended, and are subject to the jurisdiction of the NMB. None of our employees is subject to a collective bargaining agreement; however, many airline industry employees are subject to such agreements and our employees have been and are routinely solicited by union representatives seeking to organize them. In January 1998, our pilots rejected union representation by ALPA. On February 2, 1999, we were notified by the NMB that an application has been filed by the IBT and ALPA requesting authority to ballot Atlas' crew members to determine if they wish to be represented by a third party. The filing of this application requires the NMB to verify the authenticity of the union authorization cards presented by both IBT and ALPA to determine if a representation election should take place.

INSURANCE

     We may incur potential losses which could result in the event of an aircraft accident. Any such accident could involve not only repair or replacement of a damaged aircraft and its consequent temporary or permanent loss from service, but also potential claims involving injury to persons or property. We are required by the DOT to carry liability insurance on each of our aircraft, and each of our aircraft leases and ACMI Contracts also require us to carry such insurance. While we carry this insurance, any extended interruption of our operations due to the loss of an aircraft could have a material adverse effect on the Company. We currently maintain public liability and property damage insurance and aircraft hull and liability insurance for each of the aircraft in the fleet in amounts consistent with industry standards. We maintain baggage and cargo liability insurance if not provided by our customers under ACMI Contracts. Although we believe that our insurance coverage is adequate, there can be no assurance that the amount of such coverage will not be changed upon renewal or that we will not be forced to bear substantial losses from accidents. Substantial claims resulting from an accident could have a material adverse effect on our financial condition and could affect our ability to obtain insurance in the future. We believe that we have good relations with our insurance providers.

FACILITIES

     Our principal executive offices are located in a 7,000 square foot office building owned by the Company at 538 Commons Drive, Golden, Colorado. We also rent 5,300 square feet of office space in two adjacent buildings.

     We presently occupy a 22,000 square foot facility located at JFK. This facility includes administrative offices, maintenance work areas and hangar and parts storage facilities, as well as flight dispatch operations.

We occupy this facility pursuant to a lease agreement with Japan Airlines ("JAL") for a five-year period with two five-year renewal rights from JAL, which began on June 1, 1995, at a monthly rate of approximately $55,000. Additionally, in the third quarter of 1998, we leased an additional 8,000 square feet with a monthly rate increase to approximately $88,000. We believe the JAL facility is adequate to support the near term growth in operations that will result from the anticipated acquisition of additional aircraft. In addition, we lease 7,750 square feet of warehouse space at JFK for the storage of aircraft components, tires and other aircraft related equipment at a monthly lease rate of $5,000. The initial lease term expires at the end of August 1999 and provides for two one-year renewal option periods beginning September 1, 1999.

     Due to increased operations at MIA, we entered into a month-to-month office lease and a month-to-month warehouse lease with Dade County, Florida in March 1997 that currently provide for a combined monthly lease rate of approximately $19,000. The leased warehouse space is used to store aviation equipment and aircraft components used to maintain aircraft operated by the Company. In the third quarter of 1998, we entered into a sublease and ramp use agreement with American Airlines, Inc. for 145,000 square feet of hangar, office and parking space at MIA in support of our increased operations. The lease is for a period in excess of four years and commenced July 1, 1998, at a monthly rate of approximately $105,000, subject to an annual escalation factor.

LEGAL PROCEEDINGS

     In March 1997, Air Support International, Inc. ("ASI") filed a complaint against us in the U.S. District Court, Eastern District of New York alleging actual and punitive damages of approximately $13.5 million arising from our refusal to pay commissions which ASI claims it is owed for allegedly arranging certain ACMI Contracts. We intend to vigorously defend against all of ASI's claims.

     While we are from time to time involved in litigation in the ordinary course of our business, there are no other material legal proceedings pending against us or to which any of our property is subject.

                                    SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        ATLAS AIR, INC.

Dated:  February 4, 1999                By: /s/ Richard H. Shuyler
                                            -----------------------------